Exhibit 10.6

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE DOXIMITY, INC.
2021 STOCK OPTION AND INCENTIVE PLAN
Name of Grantee:
Target Number of Restricted Stock Units:
Grant Date:
Vesting Commencement Date: See the vesting schedule in Exhibit A
Pursuant to the Doximity, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Doximity, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Class A Common Stock, par value $0.001 per share (the “Stock”) of the Company.
1.    Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.    Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in Exhibit A so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.The Administrator may at any time accelerate the vesting schedule specified in Exhibit A.
3.    Termination of Employment. If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Exhibit A, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.    Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting

Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.    Responsibility for Taxes.
(a)    Regardless of any action the Company or a Subsidiary employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee or deemed by the Company or a Subsidiary employer to be an appropriate charge to Grantee even if technically due by the Company or the Subsidiary employer (the “Tax-Related Items”), Grantee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Subsidiary, if any. Grantee further acknowledges and agrees that the Company and/or the Subsidiary employer:
(i)    make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of Grantee’s participation in the Plan, including, but not limited to, the grant of the Award, the exercise of the Award, the subsequent sale of any Shares acquired pursuant to the Award and the receipt of any dividends;
(ii)    do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result; and
(iii)    if Grantee has become subject to tax in more than one jurisdiction between the date the Award is granted and the date of any relevant taxable or tax withholding event, Grantee acknowledges that the Company and/or the Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to the relevant taxable or taxable withholding event, as applicable, Grantee agrees to pay or make adequate arrangements satisfactory to the Company and/or the Subsidiary to satisfy all Tax-Related Items required to be withheld. In this regard, Grantee authorizes the Company and/or the Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items.
(c)    Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Tax-

Related Items to be withheld on account of such taxable event. The Company shall have the authority to cause the Tax-Related Items to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its designated broker to sell from the number of shares of Stock to be issued to the Grantee, the number of shares of Stock necessary to satisfy the federal, state and local taxes required by law to be withheld from the Grantee on account of such transfer. It is the Company’s intent that the mandatory sale to cover withholding obligations for Tax-Related Items imposed by the Company on Grantee in connection with the receipt of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c). Depending on the withholding method, the Company or a Subsidiary may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (and will have no entitlement to the Common Stock equivalent) or, if not refunded, may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Grantee is deemed to have been issued the full number of shares of Common Stock subject to the settled Restricted Stock Units notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
7.    Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.    No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee any time.
9.    Integration. This Agreement, including, without limitation, all exhibits attached hereto, constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant

Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.    Electronic Delivery of Notices. The Company may, in its sole discretion, decide to deliver any documents and notices related to the Award granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established.
12.    Accepting the Grant. In order to receive the Award, the Grantee must acknowledge and accept the terms and conditions of the Plan and the Agreement electronically using the E*TRADE system. By electronically accepting the Award in the E*TRADE system, the Grantee is acknowledging that he/she has reviewed, understood and agrees to the terms of the Plan and the Agreement and the Grantee's intent to electronically sign the Agreement. If the Grantee does not accept the Award electronically in the E*TRADE system within six months, the Company will cancel the Award in its entirety, without any requirement to provide notice to the Grantee, and it will cease to appear in the Grantee's E*TRADE account or otherwise be outstanding. It is solely the Grantee's responsibility to accept the Award. By clicking on the “Accept” button, the Grantee confirms having read and understood the documents relating to this grant, including Section 10 of this Agreement entitled Data Privacy Consent, which were provided to Grantee in the English language. The Grantee accepts the terms of those documents accordingly.

Exhibit A
Vesting Schedule
RSUs are earned and become vested based upon both (i) attainment of certain Performance Factors and (ii) completion of a Time-Based Vesting Schedule, which requires continued service in accordance with Paragraph 2 of the Agreement, each as described in this Exhibit A. Terms not otherwise defined in this Exhibit A shall have the meaning ascribed to them in the Plan, the Notice or the RSU Agreement, as applicable. Ordinary rounding principles will apply for purposes of calculating Certified RSU Shares and vesting under this Exhibit A.
Calculation of Performance Achievement
The Administrator has sole discretion to determine if the Performance Factors have been achieved. Upon determining that the Performance Factors have been achieved, the resulting Certified RSUs Shares will then be subject to the Time-Based Vesting, if any, shown below.
In determining whether the Performance Factors have been achieved, the Administrator may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Administrator to make or not make any such equitable adjustments.
The “Performance Factors” under this Agreement are _______.
These Performance Factors must be earned in the following “Performance Period”: _________
Upon determining that any or all of the Performance Factors have been achieved, the Target Number of RSUs that have been earned by achievement of the Performance Factors shall be the Certified RSU Shares. “Certified RSU Shares” will be the number of Shares subject to the RSU earned based on the achievement of the Performance Factors as of the end of the Performance Period, as certified by the Administrator, and which are eligible to vest over time pursuant to the Time-Based Vesting Schedule set forth below.

The number of Certified RSU Shares, which will remain subject to the Time-Based Vesting Schedule set forth below, will be determined by the Administrator by multiplying (i) the Target Number of RSUs (as set forth on the Award Agreement) by (ii) the Performance Multiplier.
The Administrator will determine the Performance Multiplier based on the following matrix:

If the achievement of either Performance Factor is below “Threshold” in the matrix above, the Performance Multiplier will be 0% and no RSUs will be earned and all RSUs shall forfeit in full for no consideration.
For purposes of the matrix above and in determining the number of Certified RSU Shares earned, achievement between the stated performance levels will be calculated using interpolation between points on a straight-line basis.
Time-Based Vesting Schedule
Subject to Grantee’s continued service through each applicable vesting date, the Certified RSU Shares (if any) will vest in equal quarterly installments on each of the following dates: [ ]. This schedule is referred to as the “Time-Based Vesting Schedule.”
Sale Event
In the event of a Sale Event prior to the completion of the Performance Period, and Grantee continue to provide service until immediately prior to the Sale Event, the achievement of each of the Performance Factors will be determined by the Administrator in its discretion, and Grantee shall be credited with a number of Certified RSU Shares (if any) as of immediately prior to the Sale Event equal to (i) the Target Number of RSUs multiplied by (ii) the percentage achievement of the Performance Factors, as determined by the Administrator. The Certified RSU

Shares (if any) will remain subject to the Time-Based Vesting Schedule set forth above and will be treated as time-based Awards under the Plan.
In the event of a Sale Event on or following the completion of the Performance Period, the Certified RSUs (if any) will be treated as time-based Awards under the Plan.